EXHIBIT 99.1


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         Ambanc Holding Co., Inc. Seeks to Acquire Cohoes Bancorp, Inc.

AMSTERDAM, N.Y.-June 26, 2000--Ambanc Holding Co., Inc. (Nasdaq: AHCI), the parent company of Mohawk Community Bank, Amsterdam, New York, today announced that on June 23, 2000 it delivered a non-binding proposal to Cohoes Bancorp, Inc. to initiate merger discussions. Under Ambanc's proposal, each share of Cohoes common stock would be exchanged for $15.25 in cash. Ambanc has stated its willingness, however, to discuss a combination of cash and stock with Cohoes on a negotiated basis. The Ambanc proposal expires on June 30, 2000 and is subject to, among other conditions, due diligence procedures and the execution of a definitive agreement between the parties.

Cohoes entered into a merger agreement on April 25, 2000 under which it would be acquired by Hudson River Bancorp, Inc., with each share of Cohoes common stock being exchanged for 1.185 shares of Hudson River common stock. Based on the closing price of Hudson River common stock on June 23, 2000, stockholders of Cohoes would receive $12.30 per share in Hudson River common stock .

John M. Lisicki, President and Chief Executive Officer of Ambanc, stated: "We feel we can provide the Cohoes stockholders a better option. Our proposal constitutes a significant premium over the consideration Cohoes stockholders would receive from Hudson River. Specifically, our proposal would enable Cohoes stockholders to realize approximately a 24% premium over the consideration they would receive from Hudson River, based on the closing price of Hudson River common stock on June 23, 2000. Based on Cohoes public rejection of our proposal, we do not believe the Cohoes Board of Directors seriously considered our proposal, even though we offered Cohoes stockholders a significant premium over what Hudson River agreed to pay."

Mr. Lisicki further stated that Ambanc expects that if it were to acquire Cohoes, the transaction would be accretive to Ambanc's earnings during the first year. He emphasized the unanimous belief of Ambanc's board of directors that a merger of Ambanc and Cohoes would be a strategic combination that would have a positive effect on the value of Ambanc's franchise and enhance long term value for its stockholders.

Ambanc Holding Co., Inc. is a unitary savings and loan holding company. The Company's primary subsidiary, Mohawk Community Bank, serves customers through seventeen upstate New York offices, located in Fulton, Montgomery, Schenectady, Saratoga, Albany, Otsego, Chenango and Schoharie counties. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Ambanc's common stock is traded on the NASDAQ National Market, under the symbol "AHCI".

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of Ambanc following the consummation of its proposed acquisition of Cohoes. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Ambanc does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:  Ambanc Holding Co., Inc.
John M. Lisicki, President & CEO
(518) 842-7200
jlisicki@mohawkcommunitybank.com